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                                                                    EXHIBIT 99.1

                        [LETTERHEAD OF NATIONAL STEEL]

News Release
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           Media Contact:       Leon L. Judd
                                (219) 273-7631

Analyst/Investor Contact:       Joseph A. Rainis
                                (219) 273-7158

         NATIONAL STEEL TO SELL INTEREST IN IRON ORE COMPANY OF CANADA

Mishawaka, IN, January 31, 1997--National Steel Corporation (NYSE:NS) announced today it has entered into a definitive agreement with North Limited and Bethlehem Steel Corporation, pursuant to which National ("the Company") and Bethlehem will sell to North their respective minority equity interests in Iron Ore Company of Canada ("IOC"). National, which owns 21.7% of the shares of IOC, will receive approximately $85 million in proceeds in exchange for its shares and realize an after-tax gain of approximately $25 million. National will continue to purchase iron ore from IOC under the terms of long-term contracts.

The transaction is subject to approval by the other shareholders of IOC and customary governmental approvals. Closing of the transaction is presently expected to occur late in the first quarter of 1997.

National intends to utilize the net sale proceeds to further strengthen its balance sheet and is evaluating alternatives.

J.P. Morgan & Co. acted as financial advisor to National and Bethlehem in connection with this transaction.

All statements contained in this press release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent report on Form 10-Q for the quarter ended September 30, 1996.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,500 people.